                                                                       EXHIBIT 5

                                October 6, 2000


McNaughton Apparel Group Inc.
463 Seventh Avenue
New York, New York 10018

Dear Sir or Madam:

          We have acted as counsel for McNaughton Apparel Group Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 393,929 shares (the "Stock Option Shares") of the Company's common stock, $.01 par value, which have been or are to be offered to certain executive officers of Jeri-Jo Knitwear, Inc., a Delaware corporation formerly known as JJ Acquisition Corp., pursuant to the Option Bonus Plan for Senior Executives of JJ Acquisition Corp. (the "Stock Option Plan").

          In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion:

          (1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and

          (2) the Stock Option Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Stock Option Plan, and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                              Very truly yours,

                              /s/ Torys